CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Delta-One Notes due 2014	$1,135,000	$154.81

Pricing Supplement To prospectus dated November 21, 2011 and the prospectus supplement dated November 21, 2011	Pricing Supplement No. 1,071 Registration Statement No. 333-178081 Dated September 20, 2013; Rule 424(b)(2)

Structured Investments	Morgan Stanley $1,135,000 Participation Securities Linked to an Equally Weighted Basket of 15 Stocks due October 8, 2014 Principal at Risk Securities
General
•
The securities are designed for investors who seek exposure to the performance of an equally weighted basket of 15 stocks.  Investors will have full upside and downside exposure to the performance of the Basket, as reduced by the Basket Adjustment Factor.  Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if, due to the negative effect of the Basket Adjustment Factor, the Ending Basket Level is not greater than the Initial Basket Level by at least approximately 0.351%, be willing to lose some or all of their principal.

•	Unsecured obligations of Morgan Stanley maturing October 8, 2014†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities priced on September 20, 2013 and are expected to settle on September 25, 2013.
•
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms
Basket:
The Basket consists of 15 common stocks or common shares (each, a “Basket Stock” and collectively, the “Basket Stocks”).  The issuers of the Basket Stocks and the Bloomberg ticker symbol, the exchange on which each Basket Stock is listed, the Basket Stock Weighting, the Initial Share Price and the Multiplier of each Basket Stock are set forth under “The Basket” on page 3 of this document.

Payment at Maturity:
The Payment at Maturity will reflect the performance of the Basket over the term of the securities, as reduced by the Basket Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount security calculated as follows:
$1,000 + ($1,000 x Adjusted Basket Return)
Your investment will be fully exposed to any decline in the Basket, and the Basket Adjustment Factor will reduce your return regardless of whether the Basket appreciates or declines in value.  You will lose some or all of your investment at maturity if the Adjusted Basket Return is negative or if the Basket does not appreciate in a manner sufficient to offset the effect of the Basket Adjustment Factor.  Because the Basket Adjustment Factor is 99.65%, you will lose some or all of your principal amount at maturity if the Basket Return is less than approximately 0.351%.

Adjusted Basket Return:
The performance of the Basket from the Initial Basket Level to the Ending Basket Level, adjusted by the Basket Adjustment Factor, expressed as a percentage equal to (i) (a) the product of the Ending Basket Level and the Basket Adjustment Factor divided by (b) the Initial Basket Level minus (ii) 1, calculated as follows:

[	(Ending Basket Level x Basket Adjustment Factor) Initial Basket Level	]	- 1
The Adjusted Basket Return may be positive, zero or negative.
Basket Adjustment Factor:	99.65%
Basket Closing Level:
On any Averaging Date, the sum of the products of (i) the Share Closing Price of one share of each Basket Stock on such date times the Stock Adjustment Factor for such Basket Stock on such date, and (ii) the Multiplier for such Basket Stock.

Multiplier:
The Multiplier for each Basket Stock was set on the Pricing Date so that each Basket Stock represents its applicable Basket Stock Weighting in the predetermined Initial Basket Level of 100.  Each Multiplier will remain constant for the terms of the securities.

Initial Basket Level:
The Initial Basket Level is equal to 100, which is equal to the sum of the products of (i) the Share Closing Price of one share of each Basket Stock on the Pricing Date, and (ii) the Multiplier for such Basket Stock on the Pricing Date.

Ending Basket Level:	The arithmetic average of the Basket Closing Level on each of the five Averaging Dates.
Stock Adjustment Factor:
With respect to each Basket Stock, 1.0, subject to adjustment in the event of certain corporate events affecting the Basket Stocks.  See “Additional Terms Specific to the Securities—Antidilution Adjustments” below.

Averaging Dates†:	September 29, 2014, September 30, 2014, October 1, 2014, October 2, 2014 and October 3, 2014.
Maturity Date†:	October 8, 2014
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	$978.77 per security. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61761JLQ0/ US61761JLQ03
†	Subject to postponement for non-trading days or in the event of a market disruption event as described under “Additional Terms Specific to the Securities–Market Disruption Events” below.

Investing in the Participation Securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 11 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer(3)
Per security	100%	1%	99%
Total	$1,135,000	$11,350	$1,123,650
(1) J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the Agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.
(2) Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
(3) See “Use of Proceeds and Hedging” on page 15.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

September 20, 2013

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with the prospectus dated November 21, 2011, as supplemented by the prospectus supplement dated November 21, 2011.  These Participation Securities are an issuance of our Series F medium-term notes and their terms are further described in the prospectus supplement.  This pricing supplement, together with the documents listed below, contains the terms of the securities, supplements the preliminary terms related hereto dated September 17, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date is less than $1,000.  We estimate that the value of each security on the Pricing Date is $978.77.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Basket Stocks.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Stocks, instruments based on the Basket Stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the Basket Adjustment Factor, would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The Basket

The issuers of the Basket Stocks and the Bloomberg ticker symbol, the exchange on which each Basket Stock is listed, the Basket Stock Weighting, the Initial Share Price and the Multiplier of each Basket Stock are set forth below.

Bloomberg Ticker Symbol	Issuer of Basket Stock	Exchange	Basket Stock Weighting	Initial Share Price*	Multiplier*
COST	Costco Wholesale Corporation	NASDAQ	6.6666%	$117.94	0.056525352
TGT	Target Corporation	NYSE	6.6666%	$64.55	0.103278079
HD	The Home Depot, Inc.	NYSE	6.6666%	$77.00	0.086579221
LOW	Lowe's Companies, Inc.	NYSE	6.6666%	$47.84	0.139352007
LEN	Lennar Corporation (Class A Common Stock)	NYSE	6.6666%	$35.15	0.189661451
PHM	Pultegroup, Inc.	NYSE	6.6666%	$17.12	0.389404206
DHI	D.R. Horton, Inc.	NYSE	6.6666%	$20.20	0.330029703
KBH	KB Home	NYSE	6.6666%	$17.63	0.378139535
USG	USG Corporation	NYSE	6.6666%	$27.84	0.239461207
OC	Owens Corning	NYSE	6.6666%	$39.97	0.166790093
SWK	Stanley Black & Decker, Inc.	NYSE	6.6666%	$90.13	0.073966493
WFC	Wells Fargo & Company	NYSE	6.6666%	$42.85	0.155579930
BAC	Bank of America Corporation	NYSE	6.6666%	$14.44	0.461675900
STI	SunTrust Banks, Inc.	NYSE	6.6666%	$32.94	0.202386157
KEY	KeyCorp (Common Shares)	NYSE	6.6666%	$11.57	0.576197061

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Basket Level	Percent Change in the Basket	Adjusted Basket Return	Payment on Securities (per $1,000)	Total Return on Securities
200.00	100.00%	99.30%	$1,993.00	99.30%
190.00	90.00%	89.34%	$1,893.35	89.34%
180.00	80.00%	79.37%	$1,793.70	79.37%
170.00	70.00%	69.41%	$1,694.05	69.41%
160.00	60.00%	59.44%	$1,594.40	59.44%
150.00	50.00%	49.48%	$1,494.75	49.48%
140.00	40.00%	39.51%	$1,395.10	39.51%
130.00	30.00%	29.55%	$1,295.45	29.55%
120.00	20.00%	19.58%	$1,195.80	19.58%
110.00	10.00%	9.62%	$1,096.15	9.62%
100.351	0.351%	0.00%	$1,000.00	0.00%
100.00	0.00%	-0.35%	$996.50	-0.35%
90.00	-10.0%	-10.32%	$896.85	-10.32%
80.00	-20.0%	-20.28%	$797.20	-20.28%
70.00	-30.0%	-30.25%	$697.55	-30.25%
60.00	-40.0%	-40.21%	$597.90	-40.21%
50.00	-50.0%	-50.18%	$498.25	-50.18%
40.00	-60.0%	-60.14%	$398.60	-60.14%
30.00	-70.0%	-70.11%	$298.95	-70.11%
20.00	-80.0%	-80.07%	$199.30	-80.07%
10.00	-90.0%	-90.04%	$99.65	-90.04%
0.00	-100.0%	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:  The level of the Basket increases 20.00% from the Initial Basket Level of 100 to an Ending Basket Level of 120.  The investor receives a Payment at Maturity of $1,195.80 per $1,000 principal amount security, representing a return on the securities of 19.58%, calculated as follows:

$1,000 + [$1,000 x (120 x 0.9965 / 100 – 1)] = $1,195.80

Example 2:  The level of the Basket remains unchanged from the Initial Basket Level of 100. In this case, even though the Ending Basket Level has not declined from the Initial Basket Level, the investor receives a Payment at Maturity that is less than $1,000 per $1,000 principal amount security because of the effect of the Basket Adjustment Factor.  The investor receives a Payment at Maturity of $996.50 per $1,000 principal amount security, calculated as follows:

$1,000 + [$1,000 x (100 x 0.9965 / 100 – 1)] = $996.50

Example 3:  The level of the Basket decreases 40.00% from the Initial Basket Level of 100 to an Ending Basket Level of 60.  If the level of the Basket decreases 40.00%, the investor will lose approximately 40.21% of the investment amount due to the full exposure to the Basket performance and the effect of the Basket Adjustment Factor.  The investor receives a Payment at Maturity of $597.90 per $1,000 principal amount security, representing a return on the securities of -40.21%, calculated as follows:

$1,000 + [$1,000 x (60 x 0.9965 / 100 – 1)] = $597.90

Selected Purchase Considerations

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 STOCKS — The return on the securities is linked to the performance of an equally weighted Basket that consists of 15 Basket Stocks as set forth under “The Basket” on page 3 of this document.  None of the issuers of the Basket Stocks are an affiliate of ours and none are involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the Basket Stocks, including any corporate actions of the type that would require Morgan Stanley & Co. LLC (“MS & Co.”), as the calculation agent, to adjust the payment to you at maturity.  The issuers of the Basket Stocks have no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to any of the issuers of the Basket Stocks.

•
THE BASKET ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The securities offer full exposure to the Basket Stocks, reduced by the Basket Adjustment Factor.  Because the Basket Adjustment Factor is applied to the performance of the Basket on the five Averaging Dates, the Basket Adjustment Factor will reduce the return on the securities regardless of whether the Ending Basket Level is greater than, equal to or less than the Initial Basket Level.  Because the Basket Adjustment Factor is 99.65%, you will lose some or all of your principal amount at maturity if the Basket Return is less than approximately 0.351%.

Because the securities are our unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
UNITED STATES FEDERAL TAXATION – Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•	purchase the securities at their “issue price”; and
•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder upon the sale, exchange or settlement of a security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the securities should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  The IRS could, for instance, seek to treat a security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the securities as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code and the discussion below concerning backup withholding, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code, if all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the possible application of Section 871(m) of the Code, as described below).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department has released proposed regulations under Section 871(m) of the Code, which requires withholding (of up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stocks in the Basket, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in any of the Basket Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal.  The return on the securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Ending Basket Level is positive or negative.  Your investment will be fully exposed to any decline in the Ending Basket Level as compared to the Initial Basket Level.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire initial investment in the securities.

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THE BASKET ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The securities offer full exposure to the Basket Stocks, reduced by the Basket Adjustment Factor.  Because the Basket Adjustment Factor is applied to the performance of the Basket on the five Averaging Dates, the Basket Adjustment Factor will reduce the return on the securities regardless of whether the Ending Basket Level is greater than, equal to or less than the Initial Basket Level.  Because the Basket Adjustment Factor is 99.65%, you will lose some or all of your principal amount at maturity if the Basket Return is less than approximately 0.351%.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

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NO SHAREHOLDER RIGHTS OR DIVIDENDS – Investing in the securities is not equivalent to investing in any of the Basket Stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the Basket Stocks.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

▪	the prices of the Basket Stocks on any day;

▪	the expected volatility (frequency and magnitude of changes in price) of the Basket Stocks;

▪	the time to maturity of the securities;

▪	the dividend rates of the Basket Stocks;

▪	interest and yield rates in the market generally;

▪
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Stocks or stock markets generally and which may affect the issuers of the Basket Stocks and the price of the Basket Stocks;

▪	the occurrence of certain events affecting a particular Basket Stock that may or may not require an adjustment to its Stock Adjustment Factor; and

▪	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

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CHANGES IN THE VALUE OF ONE OR MORE OF THE BASKET STOCKS MAY OFFSET EACH OTHER – Price movements in the Basket Stocks may not correlate with each other.  At a time when the price of one or more Basket Stocks increases, the price of other Basket Stocks may decline in value.  Therefore, in calculating the payment at maturity, increases in the price of one or more Basket Stocks may be moderated, or wholly offset, by declines in the price of one or more of the other Basket Stocks.

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THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE

THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Basket Stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Many economic and market factors will impact the value of the securities” above.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. Some of our subsidiaries also trade the Basket Stocks and other financial instruments related to the Basket Stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of the Basket Stocks.  We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Basket Stocks and the value of the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

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HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our subsidiaries and/or third-party dealers have carried out, and will continue carrying out, hedging activities related to the securities (and to other instruments linked to the Basket Stocks), including trading in the Basket Stocks.  Some of our subsidiaries also trade the Basket Stocks and other financial instruments related to the Basket Stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could have increased the Initial Basket Level and, therefore, could have increased the prices at or above which the Basket Stocks must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities.

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THE ANTIDILUTION ADJUSTMENTS TO THE STOCK ADJUSTMENT FACTORS OF THE BASKET STOCKS THE CALCULATION AGENT IS REQUIRED TO MAKE DO NOT COVER EVERY CORPORATE EVENT THAT COULD AFFECT THE BASKET STOCKS – MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the Basket Stocks, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the Basket Stocks, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the Basket Stocks.  For example, the calculation agent is not required to make any adjustments if an issuer of the Basket Stocks offers common stock for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the Stock Adjustment Factor for any Basket Stock, the market price of the securities may be materially and adversely affected.

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MORGAN STANLEY MAY ENGAGE IN BUSINESS WITH OR INVOLVING THE ISSUERS OF THE BASKET STOCKS WITHOUT REGARD TO YOUR INTERESTS –  We or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks without regard to your interests, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or their affiliates or subsidiaries or providing advisory services to the issuers of the Basket Stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the issuers of the Basket Stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the Basket Stocks.  These research reports may or may not recommend that investors buy or hold the Basket Stocks.

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THE SECURITIES MAY COME TO BE BASED ON THE SHARE CLOSING PRICES OF THE COMMON STOCKS OF COMPANIES OTHER THAN THE ISSUERS OF THE BASKET STOCKS –  Following certain corporate events relating to the Basket Stocks, such as a stock-for-stock merger where a Basket Stock is not the surviving entity, the amount payable at maturity will be determined by reference to the value of exchange property which may include cash or shares of common stock of a corporation other than the issuer of such Basket Stock.  We describe the specific corporate events that can lead to these adjustments in “Additional Terms Specific to the Securities — Antidilution Adjustments” below.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document.  Please read carefully the discussion under “United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the securities.

The U.S. Treasury Department has released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (of up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.

While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stocks in the Basket, are likely to be subject to withholding.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged, and will continue to hedge, our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the Basket Stocks and in futures or options contracts on the Basket Stocks.  Such purchase activity could have increased the Initial Basket Level and, therefore, could have increased the prices at or above which the Basket Stocks must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the Averaging Dates, by purchasing and selling the Basket Stocks, options contracts relating to the Basket Stocks or any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the Basket Stocks and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Information about the Basket Stocks

Public Information.  The Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is www.sec.gov.  Information provided to or filed with the Commission by the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to the Commission file numbers listed below.  In addition, information regarding issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the securities referenced hereby and does not relate to the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Basket Stocks (and therefore the price of the Basket Stocks at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket Stocks.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket Stocks.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information

We obtained the Share Closing Prices below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price of any of the Basket Stocks on any of the Averaging Dates.  We cannot give you assurance that the performance of the Basket Stocks will result in the return of any of your initial investment.

The following graph sets forth the historical performance of the Basket based on the Basket Closing Level from January 1, 2008 through September 20, 2013. The following graph assumes the Basket Closing Level on January 1, 2008 was 100 and the Basket Stock Weightings were as specified under “The Basket” above.

Historical Performance of the Basket

Costco Wholesale Corporation

Costco Wholesale Corporation is membership-only warehouse club that offers products in a wide range of merchandise categories.  Information provided to or filed with the Commission by Lennar Corporation pursuant to the Exchange Act can be located by reference to Commission file number 0-20355.

The following graph sets forth the historical performance of the common stock of Costco Wholesale Corporation based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $117.94.

Historical Performance of the Common Stock of Costco Wholesale Corporation

Target Corporation

Target Corporation is an American retail company.  Information provided to or filed with the Commission by Target Corporation pursuant to the Exchange Act can be located by reference to Commission file number 1-6049.

The following graph sets forth the historical performance of the common stock of Target Corporation based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $64.55.

Historical Performance of the Common Stock of Target Corporation

The Home Depot, Inc.
The Home Depot, Inc. is an American retailer of home improvement and construction products and services.  Information provided to or filed with the Commission by The Home Depot, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-8207.

The following graph sets forth the historical performance of the common stock of The Home Depot, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $77.00.

Historical Performance of the Common Stock of The Home Depot, Inc.

Lowe's Companies, Inc.

Lowe's Companies, Inc. is a home improvement and appliance retailer.  Information provided to or filed with the Commission by Lowe's Companies, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-7898.

The following graph sets forth the historical performance of the common stock of Lowe's Companies, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $47.84.

Historical Performance of the Common Stock of Lowe's Companies, Inc.

Lennar Corporation

Lennar Corporation is a homebuilder and provider of real estate financial services.  Information provided to or filed with the Commission by Lennar Corporation pursuant to the Exchange Act can be located by reference to Commission file number 001-11749.

The following graph sets forth the historical performance of the Class A common stock of Lennar Corporation based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $35.15.

Historical Performance of the Class A Common Stock of Lennar Corporation

Pultegroup, Inc.

Pultegroup, Inc. is a homebuilder and financial services company.  Information provided to or filed with the Commission by Pultegroup, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-9804.

The following graph sets forth the historical performance of the common stock of Pultegroup, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $17.12.

Historical Performance of the Common Stock of Pultegroup, Inc.

D.R. Horton, Inc.

D.R. Horton, Inc. is a homebuilding company that constructs and sells homes.  Information provided to or filed with the Commission by D.R. Horton, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-14122.

The following graph sets forth the historical performance of the common stock of D.R. Horton, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $20.20.

Historical Performance of the Common Stock of D.R. Horton, Inc.

KB Home

KB Home is a homebuilding company that constructs and sells homes.  Information provided to or filed with the Commission by KB Home pursuant to the Exchange Act can be located by reference to Commission file number 001-09195.

The following graph sets forth the historical performance of the common stock of KB Home based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $17.63.

Historical Performance of the Common Stock of KB Home

USG Corporation

USG Corporation is a manufacturer and distributor of building materials.  Information provided to or filed with the Commission by USG Corporation pursuant to the Exchange Act can be located by reference to Commission file number 1-8864.

The following graph sets forth the historical performance of the common stock of USG Corporation based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $27.84.

Historical Performance of the Common Stock of USG Corporation

Owens Corning

Owens Corning is a manufacturer of fiberglass and related products.  Information provided to or filed with the Commission by Owens Corning pursuant to the Exchange Act can be located by reference to Commission file number 1-33100.

The following graph sets forth the historical performance of the common stock of Owens Corning based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $39.97.

Historical Performance of the Common Stock of Owens Corning

Stanley Black & Decker, Inc.

Stanley Black & Decker, Inc. is a company that provides power and hand tools, mechanical access solutions, electronic security and monitoring systems, and products and services for various industrial applications.  Information provided to or filed with the Commission by Stanley Black & Decker, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 1-5224.

The following graph sets forth the historical performance of the common stock of Stanley Black & Decker, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $90.13.

Historical Performance of the Common Stock of Stanley Black & Decker, Inc.

Wells Fargo & Company

Wells Fargo & Company provides retail, commercial and corporate banking services.  Information provided to or filed with the Commission by Wells Fargo & Company pursuant to the Exchange Act can be located by reference to Commission file number 001-2979.

The following graph sets forth the historical performance of the common stock of Wells Fargo & Company based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $42.85.

Historical Performance of the Common Stock of Wells Fargo & Company

Bank of America Corporation

Bank of America Corporation is a bank holding company and a financial holding company.  Information provided to or filed with the Commission by Bank of America Corporation pursuant to the Exchange Act can be located by reference to Commission file number 001-06523.

The following graph sets forth the historical performance of the common stock of Bank of America Corporation based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $14.44.

Historical Performance of the Common Stock of Bank of America Corporation

SunTrust Banks, Inc.

SunTrust Banks, Inc. is a financial services holding company that that offers financial services for consumers and businesses.  Information provided to or filed with the Commission by SunTrust Banks, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-08918.

The following graph sets forth the historical performance of the common stock of SunTrust Banks, Inc. based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $32.94.

Historical Performance of the Common Stock of SunTrust Banks, Inc.

KeyCorp

KeyCorp is a bank holding company that provides retail and commercial banking services.  Information provided to or filed with the Commission by KeyCorp pursuant to the Exchange Act can be located by reference to Commission file number 1-11302.

The following graph sets forth the historical performance of the common shares of KeyCorp based on the daily Share Closing Prices from January 1, 2008 through September 20, 2013.  The Share Closing Price on September 20, 2013 was $11.57.

Historical Performance of the Common Shares of KeyCorp

Additional Terms Specific to the Securities

Stock Adjustment Factor.  The Stock Adjustment Factor with respect to each Basket Stock is initially set at 1.0, and is subject to adjustment in the event of certain corporate events affecting the Basket Stocks.  See “—Antidilution Adjustments” below.

Antidilution Adjustments.  The Stock Adjustment Factor for any Basket Stock will be adjusted as follows:

1.  If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Stock Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Stock Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2.  If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Stock Adjustment Factor for such Basket Stock will be adjusted so that the new Stock Adjustment Factor for such Basket Stock will equal the prior Stock Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Stock Adjustment Factor for such Basket Stock.

3.  If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Share Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the Stock Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Stock Adjustment Factor for such Basket Stock and a fraction, the numerator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Share Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Share Closing Price.

4.  There will be no adjustments to the Stock Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Share Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Stock Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Stock Adjustment Factor will equal the product of (i) the then current Stock Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Stock Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to the Replacement Stock in accordance with the procedures for a Replacement Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Stock Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.  Any of the following will constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Stock Adjustment Factor for such Basket Stock and/or any for any New Stock (as defined below) or Replacement Stock (as defined below) on any Averaging Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

➢
if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Stock Adjustment Factor in effect on any Averaging Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

➢
for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Stock Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to such Averaging Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

➢	for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

1.
if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Share Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Share Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Stock Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Share Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Stock Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

2.	if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Share Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the

Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Replacement Stock Event”), a Replacement Stock (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Stock Adjustment Factor in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Replacement Stock” will be a stock with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Basket Stock; provided, however, that a Replacement Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the securities with respect to such stock (a “Hedging Restriction”); provided further that if a Replacement Stock cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the Replacement Stock will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the affected Basket Stock.  The Replacement Stock will be assigned a Stock Adjustment Factor equal to the number of shares of such Replacement Stock with a Share Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value and (b) the Stock Adjustment Factor in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event (the “Replacement Stock Adjustment Factor”).

Following the allocation of any Extraordinary Dividend to the Replacement Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Share Closing Price for such Basket Stock on any Averaging Date determined by the Calculation Agent will be the sum of an amount equal to:

•	if applicable, the Share Closing Price of the Basket Stock times the Stock Adjustment Factor then in effect for such Basket Stock;
•	if applicable, for a New Stock, the Share Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and
•	if applicable, for a Replacement Stock, the Share Closing Price of such Replacement Stock times the Replacement Stock Adjustment Factor then in effect for such replacement stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Share Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock or Replacement Stock, and (ii) all other references in this document to “Basket Stock” will be deemed to refer to any New Stock or Replacement Stock and references to a “share” or “shares” of a Basket Stock will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Replacement Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Replacement Stock Adjustment Factor resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

 If a Share Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Share Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Share Closing Price is available.  There will be no substitution for any such Basket Stock.

No adjustment to the Stock Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor or Replacement Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor of such Basket Stock then in effect.  The Stock Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Antidilution Adjustments will be made up to and including the final Averaging Date.

No adjustments to the Stock Adjustment Factor for any Basket Stock or method of calculating the Stock Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Stock Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor, Replacement Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Stock Adjustment Factor, or to the method of calculating the Share Closing Price of any Basket Stock on the Averaging Dates made pursuant to paragraph 5 above, upon written request by any investor in the securities.

Market Disruption Events.  Market Disruption Event means, with respect to any Basket Stock (or any other security for which a trading price or closing price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Maturity Date:  If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day immediately following the scheduled Maturity Date.  If the final Averaging Date for any Basket Stock is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following such final Averaging Date as postponed.  See “–Postponement of Averaging Dates” below.

Postponement of Averaging Dates:  If a Market Disruption Event with respect to any Basket Stock occurs on any scheduled Averaging Date or if any such scheduled Averaging Date is not a Trading Day, the Share Closing Price for

any such affected Basket Stocks only for such scheduled Averaging Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred.  Each succeeding Averaging Date for such affected Basket Stocks only will then be the next Trading Day following the preceding Averaging Date as postponed.  The Ending Basket Level will be determined on the date on which the Share Closing Prices for each Basket Stock for all scheduled Averaging Dates have been determined; provided that (i) the Share Closing Price for any Basket Stock will not be determined on a date later than the tenth scheduled Trading Day after the scheduled final Averaging Date, (ii) any Share Closing Price for any remaining Averaging Dates that would otherwise fall after such tenth Business Day will be the share Closing Price on such tenth Business Day and (iii) if such tenth Business Day is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of any such Basket Stock on such date as the mean of the bid prices for such Basket Stock for such date obtained from as many recognized dealers in such Basket Stock, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, such Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day:  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price.The Share Closing Price for any Basket Stock (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii) if such Basket Stock (or any such other security) is a security of NASDAQ, the official closing price of such Basket Stock published by NASDAQ on such day, or

(iii) if any Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for such Basket Stock.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event occurs with respect to such Basket Stock (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, such Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.

Trustee

The “Trustee” for each offering of securities issued under our Senior Debt Indenture, including the securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Basket Level, the Ending Basket Level, the Adjusted Basket Return and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Basket Level or whether a Market Disruption Event has occurred.  See the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Alternate Exchange Calculation in Case of an Event of Default:  If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities.  That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.